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                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS


                      LANNETT COMPANY, INC AND SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                        THREE MONTHS ENDED SEPTEMBER 30
                                            2002              2002              2001              2001
                                            ----------------------------------------------------------
                                            Net Income        Shares            Net Income        Shares

Basic earnings per share factors            $2,551,653        13,270,603        $913,175          13,206,128

Effect of potentially dilutive
option plans and debentures:

Employee stock options                                            88,651                              39,641
                                                     -------------------------------------------------------


Diluted earnings per share factors          $2,551,653       13,359,254         $913,175          13,245,769
                                            ----------       ----------         --------          -----------


Basic earnings per share                    $     0.19                          $   0.07

Diluted earnings per share                  $     0.19                          $   0.07
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Options to purchase 15,835 shares, 36,856 shares, 30,000 shares, 10,000 shares,
750 shares, and 38,500 shares of common stock at $0.80 per share, $1.125 per share, $1.38 per share, $3.45 per share, $3.78 per share, and $6.95 per share respectively, were outstanding at September 30, 2002. Of these options, 88,651 shares were included in the calculation of outstanding shares for the purpose of calculating diluted earnings per share. Options to purchase 51,500 shares,
68,450 shares, 30,000 shares and 1,300 shares of common stock at $0.80 per share, $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at September 30, 2001. Of these options, 39,641 shares were included in the calculation of outstanding shares for the purpose of calculating diluted earnings per share.